N E W S R E L E A S E

For Immediate Release

John H. Noseworthy, M.D., Joins UnitedHealth Group Board of Directors

MINNETONKA, Minn. (Feb. 13, 2019) - The board of directors of UnitedHealth Group (NYSE: UNH) announced John H. Noseworthy, M.D., has joined the board.

Stephen J. Hemsley, executive chairman of the board of directors of UnitedHealth Group, said: “John Noseworthy has served health care as a highly talented and compassionate physician, a leading neurological researcher and educator and as the chief executive of perhaps the most widely recognized and admired health system in the U.S. and worldwide, Mayo Clinic. His leadership has been decisive in Mayo’s acheivement of consistently high performance in health care quality, safety, research and finance, while championing wide-ranging improvments in the health care experience for both patients and care providers. John is an innovator whose early advocacy for more integrated health delivery supported by the latest technology has been combined with a dedication to maintaining and enhancing the care experience for patients. We welcome his expertise as UnitedHealth Group works to positively impact the future of health care through transformative change.”

Dr. Noseworthy served as president and chief executive officer of Mayo Clinic from 2009 until his retirement in 2018, leading one of the largest not-for-profit, academic health systems in the U.S., with $12 billion in annual revenues and 68,000 employees. With a focus on caring for patients with serious, complex illnesses, Mayo Clinic operates in five states and cares for more than one million people a year, from all 50 states and nearly 140 countries. Mayo Clinic is currently ranked #1 in the nation by U.S. News and World Report. Prior to his appointment as CEO in 2009, Dr. Noseworthy served as chair of Mayo Clinic’s Department of Neurology, medical director of the Department of Development and vice chair of the Mayo Clinic Rochester Executive Board.

Dr. Noseworthy received his M.D. degree from Dalhousie University in Halifax, Nova Scotia, Canada. He completed his neurology training at Dalhousie University and the University of Western Ontario, and a research fellowship at Harvard Medical School. He joined Mayo Clinic in 1990. He is the author of more than 150 research papers, chapters, editorials and several books, including the three-volume Neurological Therapeutics: Principles and Practice, now in its second edition. He also served as editor-in-chief of Neurology, the official journal of the American Academy of Neurology.

Currently serving on the board of directors of Merck & Co., Dr. Noseworthy is also a member of the Twin Cities Public Television Board of Trustees and the Minnesota Business Partnership Executive Committee. Dr. Noseworthy is a Health Governor of the World Economic Forum.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health care company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

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CONTACT:	Tyler Mason
UnitedHealth Group
(424) 333-6122